SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  January 5,2001



                     Stratus Properties Inc.
     (Exact name of registrant as specified in its charter)

     Delaware                 0-19989                 72-1211572
  (State or other          (Commission              (IRS Employer
  jurisdiction of          File Number)             Identification
  incorporation or                                      Number)
   organization)

                 98 San Jacinto Blvd., Suite 220
                       Austin, Texas 78701
            (address of principal executive offices)

 Registrant's telephone number, including area code:  (512) 478-5788




Item 5.   Other Events and Regulation FD Disclosure.

Stratus Properties Inc. today announced the following year-end
2000 property sale and new bank credit facility:

AUSTIN, TX, January 5, 2001 - Stratus Properties Inc. announced today that during December 2000, it sold a 36.4-acre multi-family site located at its Lantana project near Austin, Texas for $5.0 million ($3.15 per square foot of land). The Lantana tract has City of Austin approval for development of up to 403 multi-family units.
Construction of the multi-family project and related road and utility infrastructure in the area is expected to begin immediately.
     Stratus used the proceeds from the Lantana sale to pay off the remaining balance of indebtedness owed under its pre-existing Comerica
Bank-Texas credit facility.    Stratus has established a new expanded
$30 million credit facility with Comerica available through December 16, 2002 consisting of a $20 million revolving line of credit available for general corporate purposes and a $10 million term loan commitment specifically designated for potential future redemption obligations related to Stratus' mandatorily redeemable equity security held by Olympus Real Estate Company, an affiliate of Hicks, Muse, Tate & Furst Incorporated. The new Comerica facility has more favorable interest rates and terms than those under its previous facility. In addition to the new $30 million facility, Comerica has indicated it will consider providing Stratus up to an additional $30 million in development and construction loans on a project specific basis.
     Separately, Stratus borrowed $5 million under a five-year
unsecured term loan from First American Asset Management.   The
proceeds of that loan are currently being held in cash and are anticipated to be used for Stratus' ongoing costs of operations and other general corporate purposes.
     As of January 5, 2001, Stratus has $7 million of cash on hand and no borrowings under the Comerica facility.
     William H. Armstrong, Chairman and Chief Executive Officer of Stratus said, "We are very pleased with the payoff of our prior debt, which occurred much quicker than we had anticipated. With the financial flexibility provided by our strong cash position and our new credit facilities we look forward to the exciting business opportunities available to Stratus in the new year."





                            SIGNATURE
                       ------------------

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Stratus Properties Inc.


                              By: /s/ C. Donald Whitmire, Jr.
                                  -----------------------------
                                     C. Donald Whitmire, Jr.
                                    Vice President-Controller
                                    (authorized signatory and
                                   Principal Accounting Officer)

Date:  January 5, 2001